Exhibit 10.3

AMENDED AND RESTATED LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT (this “Lease”) is made and entered into as of the 1st day of January, 2011 (the “Effective Date”), by and between FDG HIALEAH LLC, a Delaware limited liability company, having an address at 2855 S. LeJeune Road, 4th Floor, Coral Gables, Florida 33134 (“Landlord”) and FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company, having an address at 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256 (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated December 20, 2007, as amended by that certain First Amendment to Lease (the “First Amendment”) dated as of April 1, 2010, and as further amended by that certain Second Amendment to Lease dated as of June 30, 2010 (as amended, the “Original Lease”), pursuant to which Landlord has leased to Tenant the Demised Premises (as defined in the Original Lease).

WHEREAS, Landlord and Tenant have determined that it is in their best interests to amend and restate the Original Lease in its entirety pursuant to the terms set forth herein.

NOW THEREFORE, for and in consideration of the Demised Property (as hereinafter defined) and of the covenants and agreements hereinafter contained to be performed and observed by the parties and in further consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Landlord and Tenant agree as follows:

ARTICLE I

DEMISED PROPERTY

1.01 Demised Property. Landlord, for and in consideration of the rents herein reserved and the covenants and agreements herein contained which are to be performed by Tenant, hereby leases to Tenant, and Tenant hereby leases from Landlord, the parcels of property (other than the subsurface) described as Parcel 1 (“Parcel 1”) and Parcel 2 (“Parcel 2”) on Exhibit A attached hereto and made a part hereof (collectively, the “Demised Property”), together with improvements located thereon and all rights, privileges and appurtenances thereto, which parcels constitute a portion of the real estate and improvements commonly known as Hialeah Yard Property, located in the County of Miami-Dade, State of Florida and more particularly described on Exhibit B attached hereto and made a part hereof (“Hialeah Yard Property”); provided however, the Demised Property shall be reduced to only consist of Parcel 1 as of June 30, 2012, unless reduced earlier pursuant to Section 2.03 hereof, and Landlord reserves the right set forth in Section 1.02 below.

1.02 Landlord’s Right to Subsurface. Landlord reserves its right, title and interest to the subsurface of the Demised Property and may install or allow third parties to install any and all subgrade installations and utilities therein for itself and for the benefit of third parties and Tenant acknowledges and agrees that it has no rights to (i) such subsurface area or to install subgrade installations or (ii) allow third parties to install billboards, cell towers, electric lines and other above ground utilities on the Property, without the consent of Landlord, which consent shall be in Landlord’s sole discretion.

In the event either party desires to initiate any of the facilities described in the foregoing paragraph such party shall notify the other before performing any work on the Demised Property. Both parties acknowledge that the Demised Property may contain fiber optic communication systems, railway signal and train control cables and other utilities. Prior to any digging or sub-grade work on the Demised Property, the party requesting to conduct any activity must notify also call SUNSHINE for utility locations at 1-800-432-4770 and cooperate to verify the presence of any signal and train control cable locations. Proper notification is required for cable locations and field inspections to protect against damages.

ARTICLE II

GRANT AND TERM

2.01 Term. Unless terminated or extended in accordance with the provisions of this Lease, the term of this Lease (“Term”) shall be 25 years, plus the time between the Effective Date of this Lease (the “Commencement Date”) and January 1, 2011 (the “Base Rent Commencement Date”). In other words, the Term shall commence on the Commencement Date and end 25 years after the Base Rent Commencement Date (the “Expiration Date”), unless terminated or extended in accordance with the provisions of this Lease.

2.02 Renewal. The Term of this Lease shall automatically renew for additional five (5) year periods (each, a “Renewal Period”), unless Tenant provides Landlord with notice (the “Non-Renewal Notice”) of Tenant’s election to exercise to terminate this Lease (the “Termination Option”) not later than two (2) years prior to the expiration of the initial Term of the Lease or any Renewal Period, as applicable; with it being understood that Tenant’s failure to give the Non-Renewal Notice by said date, whether due to Tenant’s oversight or otherwise, shall render the Termination Option null and void and this Lease shall continue to be in effect for another five (5) year period. The covenants and conditions of this Lease in force during the Term, as the same may have been extended and modified from time to time, shall continue to be in effect during any such Renewal Period, and the “Base Rent” for such Renewal Period shall continue to escalate at two and one-half (2  1/2%) percent per year.

2.03 Contraction Option. Notwithstanding anything contained in this Lease to the contrary, Tenant and Landlord shall have the option (the “Contraction Option”) to reduce the Demised Property by excluding Parcel 2 from the Demised Property as of July 1, 2011, exercisable by such party by providing written notice to the other party by March 31, 2011 (the “Reduction Notice”); with it being understood that either party’s failure to give the Reduction Notice by said date, whether due to oversight or otherwise, shall render the Contraction Option null and void and this Lease of Parcel 2 shall continue to be in effect through June 30, 2012, as provided in Section 1.01 hereof. From the date of any such Reduction Notice (if any) through

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June 30, 2011, Tenant shall continue to pay to Landlord Base Rent (as hereinafter defined) and any other sums due with respect to Parcel 2 in accordance with the terms of this Lease.

2.04 Vacation of Parcel 2. If a party timely exercises the Contraction Option pursuant to Section 2.03 above, the parties shall enter into an amendment to the Lease to reflect that party’s option to reduce the size of the Demised Property and Tenant shall vacate and surrender Parcel 2 in the manner required by the Lease on or before June 30, 2011. Otherwise, the Tenant shall vacate Parcel 2 prior to June 30, 2012 when the size of the Demised Property shall automatically reduce to consist only of Parcel 1 in accordance with Section 1.01 hereof. Upon the vacation by Tenant of Parcel 2, the parties will reasonably cooperate with each other to agree upon the granting of reciprocal access rights on, over, across and through the Hialeah Yard Property for the purpose of Tenant’s ingress and egress to the Demised Property and Landlord’s ingress and egress to all or any portion of Hialeah Yard Property in connection with the ordinary course of business operations of each of Landlord and Tenant. Each of Landlord and Tenant agrees that it shall use commercially reasonably efforts to avoid unreasonable interference with the other party’s use of the Hialeah Yard Property subject to, and in accordance with, the terms and conditions of this Lease. Upon the vacation of Parcel 2, Tenant acknowledges that Landlord shall not be responsible for installing any required track south of N.W. 36th Street, the relocation of the Third Track (as defined in Section 11.02) and the installation of any required switches to allow the Third Track to connect to the “main line” north of N.W. Rosedale Drive in order to accommodate the autoramp operations.

2.05 Termination Option. Notwithstanding anything contained in this Lease to the contrary, provided that no default by Tenant exists under this Lease, then Tenant shall have the option to terminate the Lease effective after expiration of the sixty (60th) month of the Term (the “Termination Date”), exercisable upon two (2) years’ prior written notice to Landlord. Such termination shall be subject to Tenant’s payment to Landlord (the ”Termination Payment”) of an amount equal to $100.00 as an express condition precedent to the effectiveness of such termination. Tenant shall pay the Termination Payment to Landlord in the manner set forth in this Lease no later than thirty (30) days prior to the Termination Date. If Tenant timely exercises the termination option, timely pays the Termination Payment to Landlord, and vacates and surrenders the Demised Property in the manner required by the Lease on or before the Termination Date, then both parties shall thereupon be relieved of all further obligations under this Lease, except for those obligations expressly set forth in this Lease to survive termination. From the date of Tenant’s termination notice through the later of (a) the Termination Date or (b) the date that Tenant has surrendered and vacated the Demised Property as set forth above, Tenant shall continue to pay to Landlord, the Rent and any other sums due from Tenant with respect to the Demised Property, all in accordance with the terms of this Lease.

ARTICLE III

RENT

3.01 Base Rent. Throughout the Term of this Lease, Tenant shall pay to, and/or at the direction of, Landlord base rent (“Base Rent”), in the following amounts, together with all applicable rental, sales or use taxes levied by any governmental body for the use or occupancy of

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the Demised Property and the rents and other charges required to be paid by Tenant hereunder during the Term hereof:

(a) from and after Commencement Date and up to the Base Rent Commencement Date, Base Rent shall be One Hundred Forty-Eight Thousand Nine Hundred Ninety and 67/100 Dollars ($148,990.67) per month for Parcel 1 for such period;

(b) from and after the Base Rent Commencement Date and through December 31, 2011, the first anniversary of the Base Rent Commencement Date, Base Rent shall be Four Million Five Hundred Thousand and 00/100 Dollars ($4,500,000) for such period for Parcel 1 and One Million Eight Hundred Seventy Thousand and 00/100 Dollars ($1,870,000) for such period for Parcel 2; and

(c) commencing with the first month of the second year of the Term, and every year thereafter, including, without limitation, each year that the Term is extended pursuant to Section 2.02 hereof, the Base Rent shall be adjusted per year to be equal to the Base Rent during the immediately prior year plus two and one-half (2  1/2%) percent of such amount.

Landlord acknowledges that Tenant has prepaid Base Rent for Parcel 2 through June 30, 2011.

3.02 Monthly Payments. Base Rent shall be paid monthly, in advance, commencing on the Commencement Date and continuing thereafter on the first Business Day of each calendar month during the Term. Base Rent shall be paid in equal amounts each calendar month based upon the Base Rent schedule set forth in Section 3.01 hereof, provided that if there is any payment period of less than a month, Base Rent shall be equitably prorated for such period. In addition, if there is an early termination of this Lease with respect to all or a portion of the Demised Property, the Base Rent for the terminated portion(s) thereof shall be equitably prorated to cover only the period of time during which this Lease shall be in effect for the applicable portion(s) of the Demised Property, and Landlord shall promptly reimburse Tenant to the extent required.

3.03 Payments. All sums due Landlord hereunder (including Base Rent and Additional Rent (as hereinafter defined)) shall be paid without demand, set off or deduction to Landlord at Landlord’s address as first above written, or such other address as Landlord directs in writing from time to time. All sums due Landlord shall be paid without deduction, set-off, discount or abatement, in lawful money of the United States.

3.04 Late Charges. If any Base Rent or other payment due under this Lease is not received by Landlord within 10 days of the due date of such payment, Tenant shall pay, in addition to such payment a late charge equal to the greater of 5% of the payment which is past due. If any payment due from Tenant shall remain overdue for more than 10 days, interest shall accrue daily on the past due amount from the date such amount was due until paid at a rate equivalent to the lesser of 18% per annum and the highest rate permitted by law. Interest on the past due amount shall be in addition to and not in lieu of the late charge set forth herein or any other remedy available to Landlord

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3.05 Additional Rent. All charges payable by Tenant under the terms of this Lease other than Base Rent are called “Additional Rent.” Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Base Rent and shall include all applicable sales or use taxes. The term “Rent” shall mean Base Rent and Additional Rent.

3.06 Triple Net Lease. It is the purpose and intent of Landlord and Tenant that the Rent (as the same may be adjusted from time to time as provided herein) to be paid by Tenant to Landlord be absolutely net to Landlord, so that this Lease shall yield net to Landlord all such amounts as hereinabove provided, and that all costs, expenses and obligations of every kind or nature whatsoever relating to the Demised Property, which may arise or become due during the Term of this Lease, shall be paid by Tenant (except only as otherwise specifically provided herein to be the obligation of Landlord), and that Landlord shall be indemnified and saved harmless by Tenant from and against the same. Nothing herein contained shall be deemed to require Tenant to pay or discharge any liens or mortgages of any character whatsoever which may be placed upon the Demised Property by the affirmative act of Landlord.

3.07 Sales and Use Tax. Tenant hereby covenants and agrees to pay monthly to Landlord, as Additional Rent, any sales and use tax now or hereafter imposed upon the rents, use and/or occupancy of the Demised Property by the United States of America, the State of Florida, the County of Miami-Dade, and/or any political subdivision thereof, notwithstanding the fact that such statute, ordinance or enactment imposing the same may endeavor to impose the tax on Landlord.

ARTICLE IV

IMPROVEMENTS; EQUIPMENT

4.01 Track and Improvements. Tenant hereby acknowledges that Landlord has title to all tracks, buildings and other improvements on the Demised Property existing as of December 20, 2007 and Tenant shall have no right to remove such items from the Demised Property.

4.02 Tenant’s Property. Landlord hereby acknowledges that Tenant has title to all of the Tenant’s machinery, equipment, trade fixtures and personal property on the Demised Property, whether existing as of the Effective Date or placed thereon from time to time during the Term, and Tenant shall have the obligation to remove such items prior to the expiration of the Term, the Termination Date, or within sixty (60) days after an early termination of this Lease resulting from Tenant’s default or a condemnation of the Demised Property. In the event Tenant does not remove such items as aforesaid, the machinery, equipment, trade fixtures and personal property on the Demised Property shall automatically become the property of Landlord without payment of any additional consideration to Tenant or Landlord shall remove such property and Tenant shall reimburse Landlord for the cost of such removal.

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ARTICLE V

PAYMENT OF TAXES

5.01 Impositions. Commencing upon the Commencement Date, Tenant shall pay, as and when due, all real estate taxes, personal property taxes and other ad valorem and non ad valorem taxes, and any other levies, charges, local improvement rates, impositions and assessments whatsoever assessed or charged against the Demised Property, the equipment and improvements therein contained, and including any amounts assessed or charged in substitution for or in lieu of any such taxes (collectively, ”Impositions”), levied or assessed against the Demised Property by any lawful authority for each calendar year or portion thereof during the period between the Commencement Date and the expiration of the Term. Landlord shall request the tax assessor or the Department of Revenue, if centrally assessed, to send all bill(s) and any trim notice (i.e., notice of the assessed value of the property of which the Demised Property is a part) for Impositions directly to Tenant and Tenant agrees to be responsible to pay the Impositions directly to the taxing authorities prior to any delinquency. If applicable, Tenant shall make any required filings with the Department of Revenue and provide Landlord with copies of such filings. If any Impositions may at the option of the taxpayer be paid in installments (whether or not interest shall accrue on the unpaid balance of such Impositions), Tenant shall be required to pay only such installments as shall become due during the Term of this Lease. In the event that the tax bill(s) and/or trim notice are not sent by the taxing authorities directly to Tenant, Landlord shall provide Tenant with all such tax bill(s) and/or trim notice promptly upon Landlord’s receipt thereof. Any rebates, refunds, or abatements of Impositions received by Landlord subsequent to payment of Impositions by Tenant shall be refunded to Tenant within thirty (30) days of receipt thereof by Landlord (less, if Landlord contested such Impositions at Tenant’s request, Landlord’s reasonable costs and expenses of procuring such rebate, refund, or abatement). Tenant shall provide Landlord with paid tax receipts or, if not available, other proof of payment reasonably acceptable to Landlord, on or before five (5) business days before the date that the Impositions would be deemed to be delinquent (i.e., the date that penalties would start to accrue).

5.02 Prorations. If any Impositions paid by Tenant shall cover any period of time prior to or after the expiration of the Term hereof, Tenant’s share of such Impositions shall be equitably prorated to cover only the period of time during which this Lease with respect to the Demised Property shall be in effect, and Landlord shall reimburse Tenant to the extent required. In addition, nothing herein contained shall require Tenant to pay municipal, state or federal income taxes assessed against Landlord, municipal, state or federal capital levy, estate, succession, inheritance or transfer taxes of Landlord, or corporation or other franchise taxes imposed upon any owner of the fee of the Demised Property.

5.03 Additional Taxes. Commencing upon the Commencement Date, Tenant shall pay, as and when due, all taxes attributable to the personal property, trade fixtures, business, occupancy, or sales of Tenant or any other occupant of the Demised Property and to the use thereof by Tenant or such other occupant.

5.04 Contest of Taxes. If Tenant desires, as determined by Tenant in its reasonable business judgment, to contest the validity or amount of any tax, assessment, levy, or

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other governmental charge agreed to in this Lease to be paid by Tenant, Tenant shall be permitted to do so, upon posting of adequate security or the payment of amounts, all as may be required by Applicable Laws (as defined in Section 18.01), to prevent loss of title to the Demised Property or the imposition of penalties on Landlord or the Demised Property and after giving Landlord prior written notice of Tenant’s intent to contest the taxes for the applicable year. As long as Tenant complies with the foregoing, Landlord shall cooperate with Tenant (at no expense to Landlord) and execute any document which may be reasonably necessary for any such contest proceeding. Nothing herein shall be deemed to limit Landlord’s right (at Landlord’s sole cost and expense) to contest any tax, assessment, levy or government charge imposed against the Demised Property, which right, with respect to ad valorem real property taxes, shall be exercised by Landlord in its reasonable business judgment after giving Tenant prior written notice of Landlord’s intent to contest the taxes and, further provided, that any contest by Landlord does not unreasonably interfere with any contest by Tenant. The foregoing restriction on Tenant’s ability to contest the validity or amount of any tax, assessment, levy, or other governmental charge agreed to in this Lease to be paid by Tenant shall only be deemed to apply to Impositions and shall not be deemed to apply to any personal property taxes, which are payable by Tenant on its personalty in the Demised Property. Tenant shall be entitled to any refund of any Impositions or other charges or penalties or interest thereon which have been paid by Tenant (less, if Landlord contested such taxes at Tenant’s request, Landlord’s reasonable costs and expenses of procuring such refund)

5.05 Remedy. In the event Tenant shall fail, refuse or neglect to make any of the payments required in this Article V, then Landlord may, at its option, pay the same, and the amount or amounts of money so paid shall be repaid by Tenant to Landlord, upon demand of Landlord, and the payment thereof may be collected or enforced by Landlord in the same manner as though said amount were an installment of Rent specifically required by the terms of this Lease to be paid by Tenant to Landlord.

ARTICLE VI

PURPOSE AND USE

6.01 Permitted Use. Tenant may use and occupy the Demised Property solely in connection with the conduct of its freight rail service operations, for related freight rail purposes and for intercity rail passenger services conducted by the National Railroad Corporation in accordance with the Rail Passenger Service Act and tourist or excursion operations (the “Permitted Use”).

ARTICLE VII

MAINTENANCE AND REPAIR

7.01 Maintenance and Repair. Tenant shall, at its expense, throughout the Term and all renewals and extensions thereof, maintain in the Demised Property in accordance with Applicable Laws. If Tenant fails to maintain the Demised Property in accordance with Applicable Laws, Landlord may (without any obligation to do so and without limiting any other right or remedy available hereunder) on 10 days’ prior notice (except that no notice shall be

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required in case of emergency), enter the Demised Property and perform such maintenance or repair on behalf of Tenant. In such cases, Tenant shall reimburse Landlord immediately upon demand for all costs and expenses incurred in performing such maintenance or repair plus an administrative fee equal to 5% of such costs or expenses.

ARTICLE VIII

LIENS

8.01 Liens. Tenant shall not permit or suffer to be filed or claimed against the interest of Landlord in the Demised Property during the Term of this Lease any lien or claim of any kind for labor, materials and/or equipment furnished in connection with any addition or improvement caused to be performed on or about the Demised Property by or through Tenant, and if any such claim or lien shall be made or filed it shall be the duty of Tenant, within thirty (30) days after Tenant receives notice that thereof, or within thirty (30) days after Landlord has delivered notice thereof to Tenant (whichever thirty-day period expires earlier) to cause the Demised Property to be released from such claim or lien, either by payment or by the posting of bond or by the payment into court of the amount necessary to fully discharge, relieve and release the Demised Property from such claim or lien or in any other manner which, as a matter of law, will result in releasing Landlord and the title of Landlord fully from such claim or lien within said period of thirty (30) days. NOTICE IS HEREBY GIVEN THAT LANDLORD WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIAL FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE DEMISED PROPERTY THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS WILL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE DEMISED PROPERTY. TENANT WILL DISCLOSE THE FOREGOING PROVISIONS TO ANY CONTRACTOR ENGAGED BY TENANT PROVIDING LABOR, SERVICES OR MATERIAL TO THE DEMISED PROPERTY.

ARTICLE IX

INDEMNIFICATION OF LANDLORD

9.01 Indemnification of Landlord. Tenant will protect, indemnify and save Landlord harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, court costs and reasonable attorneys’ fees and expenses) imposed upon or incurred by or asserted against Landlord to the extent caused by Tenant’s actions or omissions or Tenant’s operations, including those resulting by reason of (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Demised Property or any part thereof or the adjoining properties, sidewalks, curbs, streets or ways as a result of the acts or omissions of Tenant, or Tenant’s operations, when Tenant was or is in possession of the Demised Property, or (b) any failure on the part of Tenant to perform or comply with any of the terms of this Lease. In case any action, suit or proceeding is brought against Landlord by reason of any of the foregoing indemnified occurrences, Tenant shall, at Tenant’s expense, resist and defend such action, suit or proceeding. This indemnity shall not apply to the extent that any such liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses result from the actions or omissions of Landlord,

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its employees or agents. The indemnification provisions of this Section shall survive the termination of this Lease.

ARTICLE X

INSURANCE

10.01 Tenant’s Insurance. Tenant will throughout the Term (and any other period when Tenant is in possession of the Demised Property) carry and maintain, at its sole cost and expense, the following types of insurance, which shall provide coverage, with respect to the Demised Property, in the amounts specified and with such reasonable deductibles as would be carried by a prudent tenant conducting similar operations on property similar to the Demised Property and in the form hereinafter provided for:

(a) Railroad general liability insurance covering claims arising from bodily injury and property damage with minimum limits of $23,000,000.00 per occurrence and $23,000,000.00 general aggregate and insuring against legal liability of the insured with respect to the Demised Property or arising out of the maintenance, use and/or occupancy thereof. The Railroad general liability insurance policy shall include coverage of contractual liabilities arising under this Lease pursuant to customary contractual liability endorsements.

(b) Tenant is self-insured for auto liabilities.

(c) Umbrella Railroad insurance with a limit of not less than $20,000,000.00 per occurrence/annual aggregate.

(d) Business interruption/extra expense coverage in sufficient amounts to cover twelve (12) months of Rent, but subject to self-insured retention limits.

10.02 Adjustment to Coverage. The parties hereto recognize that the amount of insurance required of Tenant herein reflects the risks attendant with Tenant’s use of the Demised Property in accordance with the terms of this Lease and such amount shall be adjusted by mutual agreement of the parties during any period during the Term of this Lease that such rail service may be suspended or cancelled and during any periods of construction at or on the Demised Property.

10.03 Policy Form. All policies referred to above shall: (i) be taken out with insurers licensed to do business in Florida having an A.M. Best’s rating of A-, Class 9, or otherwise approved in advance by Landlord; (ii) name Landlord, Landlord’s mortgagee and Landlord’s property manager (if any) as additional insureds on the commercial liability and automobile liability [railroad liability] policies; (iii) be non-contributing with, and shall apply only as primary and not as excess to any other insurance available to Landlord or any mortgagee of Landlord; and (iv) contain an obligation of the insurers to notify Landlord by certified mail not less than 30 days prior to any material change, cancellation, or termination of any such policy. Certificates of insurance on Acord Form 25-S on or before the Commencement Date and thereafter at times of renewal or changes in coverage or insurer, and if required by a mortgagee, copies of such insurance policies certified by an authorized officer of Tenant’s insurer as being complete and current, shall be delivered to Landlord promptly upon request. If (a) Tenant fails to take out

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or to keep in force any insurance referred to in this Article X, or should any such insurance not be approved by either Landlord or any mortgagee, and (b) Tenant does not commence and continue to diligently cure such default within 48 hours after notice by Landlord to Tenant specifying the nature of such default, then Landlord has the right, without assuming any obligation in connection therewith, to procure such insurance at the sole cost of Tenant, and all outlays by Landlord shall be paid by Tenant to Landlord as Rent without prejudice to any other rights or remedies of Landlord under this Lease.

10.04 Release and Waiver of Subrogation Rights. Whenever any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence with respect to the Demised Property is incurred by either of the parties to this Lease, and such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured hereby releases the other party from any liability it may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof; provided, however, that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (however, in the case of increased cost the other party shall have the right, within thirty (30) days following written notice, to pay the increased cost thereupon keeping such release and waiver in full force and effect).

ARTICLE XI

QUIET POSSESSION

11.01 Quiet Possession. If Tenant pays all Rent and fully performs all of its obligations under this Lease, Tenant shall be entitled to peaceful and quiet enjoyment of the Demised Property for the full Term without interruption or interference by Landlord or any person claiming through Landlord.

ARTICLE XII

RELOCATION

12.01 Relocation from Demised Property. Landlord shall have the right, at any time, to relocate Tenant to alternative location owned by Landlord comparable to the Demised Property; provided (i) the new Demised Property is acceptable to the Tenant, in its reasonable discretion, (ii) the process of improving the new Demised Property and the moving of the Tenant’s operations will not unreasonably interfere with Tenant’s operations, (iii) the base lease rate for the new Demised Property shall be the lesser of (a) the rate Tenant is paying pursuant to this Lease at such time of such relocation (on a square foot basis), but cannot, in the aggregate, exceed the Base Rent that Tenant would have paid for the Demised Premises pursuant to the terms of this Lease and (b) the market rate for the New Demised Property (on a square foot basis) and (iv) Landlord shall bear the reasonable costs of relocating Tenant’s operations from the original Demised Property to the new Demised Property. Upon such relocation, such new Demised Property shall be deemed the Demised Property and the prior space originally demised shall in all respects be released from the effect of this Lease, the Base Rent and all other charges

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hereunder shall be adjusted for variation in the square footage of the new Demised Property, and all other terms of this Lease shall apply to the new Demised Property. If Landlord proceeds to relocate Tenant pursuant to this Section, the parties shall enter into an amendment to the Lease to reflect the changes in the definition of Demised Property and changes to the Base Rent therefor (if applicable) and Tenant shall vacate and surrender the original Demised Property in the manner required by the Lease.

12.02 Relocation from Parcel 2 only. If Landlord intends to lease, sell or develop a portion of Parcel 2, Landlord shall have the right, upon 60 days notice to Tenant, to relocate Tenant from all or a portion of Parcel 2 into a comparable portion of the southern-most part of the Hialeah Yard Property (“Parcel 2 South”). In such event, the parties will exercise diligence in developing and implementing a rapid timetable to relocate Tenant and, upon such relocation, such new space shall be deemed to constitute Parcel 2 and the prior space previously demised shall in all respects be released from the effect of this Lease. If Landlord elects to relocate Tenant as above described, (i) Parcel 2 South shall contain approximately the same area as the original Parcel 2 or such new Parcel 2 shall be otherwise reasonably acceptable to Tenant, (ii) Landlord and Tenant shall work together to determine the most economical relocation plan (the “Plan”) for the parties with the understanding that Landlord shall pay the reasonable costs of any required paving of Parcel 2 South in order to accommodate the parking of the automobiles and Tenant shall be responsible for installing any required track south of N.W. 36th Street, the relocation of the track which connects the “Old Railyard” to the “New Railyard” (the “Third Track”) and the installation of any required switches to allow the Third Track to connect to the “main line” north of N.W. Rosedale Drive in order to accommodate the auto ramp operations, (iii) Rent and all other charges hereunder shall be adjusted for any decrease in the square footage of Parcel 2 South, but there will be no adjustment for any increase in the square footage of Parcel 2 South, and (iv) all other terms of this Lease shall apply to Parcel 2 South, except as otherwise provided in this Section 12.02. As part of the Plan, Landlord and Tenant shall coordinate Tenant’s use of any existing track or other materials located on Parcel 2 not being, or intended to be, used by Landlord for its development of Parcel 2. If any existing track or other materials are used by Tenant, Tenant shall remove any debris resulting from such removal, including, but not limited to, the rail ties, and grade the portion of the original Parcel 2 from which the track or other materials were removed. Except for the use of the existing track in connection with the relocation by Landlord pursuant to this Section, Tenant shall not remove any existing track from the Demised Property as such track is the property of Landlord. If Landlord proceeds to relocate Tenant pursuant to this Section, the parties shall enter into an amendment to the Lease to reflect the changes in the definition of Parcel 2 and changes to the Base Rent therefor (if applicable) and Tenant shall vacate and surrender the original Parcel 2 in the manner required by the Lease.

Landlord agrees and acknowledges that since Tenant has prepaid its Base Rent for Parcel 2 for the period from the Commencement Date to June 30, 2011, if Landlord relocates Tenant pursuant to this Section 12.02 and Parcel 2 South consists of less square footage than the original Parcel 2, Landlord shall reimburse Tenant within thirty (30) days of Tenant vacating the Parcel 2 or portion thereof the proportionate share of the Base Rent prorated based upon the diminution in the gross square footage of Parcel 2 South as compared to the original Parcel 2, if any, for the time period from such relocation through June 30, 2011. For the purposes of this Lease, Parcel 2 South shall consist of any portion of the gross square footage of the Parcel 2 still being leased to the Tenant and any new gross square footage being leased to Tenant.

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ARTICLE XIII

CONDEMNATION AND DESTRUCTION

13.01 Total or Partial Taking. If (a) the whole of the Demised Property shall be taken or condemned for a public or quasi-public use or purpose by any competent authority, or (b) so much thereof shall be taken or condemned for such purpose by such authority and, as a result thereof, the balance of the Demised Property cannot, in the reasonable judgment of Tenant, be used for the same purpose as expressed in Section 6.01 hereof, then the Term of this Lease shall terminate when possession of the Demised Property shall be so taken and surrendered and notice of termination has been provided by Tenant to Landlord pursuant to this Section.

13.02 Partial Taking. If less than the whole of the Demised Property is taken or condemned for a public or quasi-public use or purpose by any competent authority and Tenant determines, in Tenant’s reasonable discretion, that the balance of the Demised Property can be used by Tenant for the same purpose as expressed in Section 6.01 hereof, then Tenant shall be entitled to have the Base Rent adjusted accordingly, together with Additional Rent and other obligations hereunder, all to reflect limitations in space then available for Tenant’s use. If Tenant notifies Landlord pursuant to this Section that Tenant intends to maintain possession of a portion of the Demised Property after a partial taking, the parties shall enter into an amendment to the Lease to reflect the changes in the definition of the Demised Property and changes to the Base Rent therefor (if applicable) and Tenant shall vacate and surrender the portions of the original Demised Property thereby excluded from the Lease, all in the manner required by the Lease.

13.03 Awards. All compensation awarded or paid upon a total or partial taking of the Demised Property, including the value of the leasehold estate created hereby, shall belong to and be the property of Landlord without any participation by Tenant; Tenant shall have no claim to any such award based on Tenant’s leasehold interest hereunder. However, nothing contained herein shall be construed to preclude Tenant, at its cost, from independently prosecuting any claim directly against the condemning authority in such condemnation proceeding for damage to, or cost of removal of, Tenant’s machinery, equipment, trade fixtures and personal property belonging to Tenant, Tenant’s moving expenses and other relocation damages, and the unamortized cost of any improvements paid for by Tenant; provided, however, that no such claim shall diminish or otherwise adversely affect Landlord’s award or the award of any lender.

13.04 Casualty. Tenant shall have no right to terminate this Lease in the event of damage to or destruction of all or a portion of the buildings, structures or improvements located on the Demised Property by fire, windstorm, or other casualty, but, in such event, may restore such improvements as required in connection with its Permitted Use in accordance with the terms and conditions set forth in Section 15.01 below.

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ARTICLE XIV

DEFAULT AND REMEDIES

14.01 Events of Default. Tenant agrees that any one or more of the following events shall be considered an Event of Default as said term is used herein:

(a) Tenant shall fail to make any payment of Base Rent when due as required by this Lease; provided that Landlord shall give Tenant notice of the first such instance of non-payment in each calendar year of the Term and Tenant shall have a period of five (5) days after receipt thereof to cure such non-payment before a default shall be deemed to have occurred; or

(b) Tenant shall fail to make any other payment (other than the payment of Base Rent) required to be made by Tenant hereunder when due as herein provided, and such failure shall continue for ten (10) days after notice thereof to Tenant; or

(c) Tenant shall fail to comply with any of the covenants and agreements herein contained to be kept, observed and performed by Tenant, other than the payment of Base Rent or any other payment required to be made by Tenant hereunder, and such failure shall continue for thirty (30) days after notice thereof to Tenant; provided, however, that if such default cannot with due diligence be cured within a period of thirty (30) days, Tenant shall have an additional thirty (30) days to cure the default provided Tenant commences to cure within such initial thirty (30) day period and thereafter diligently prosecutes such cure to completion; or

(d) The filing or execution or occurrence of:

(i) a petition in bankruptcy by or against Tenant (and the nondismissal of such petition within forty-five (45) days after the filing thereof by any party other than Tenant);

(ii) a petition or answer by or against Tenant seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or other relief of the same or different kind under any provision of any bankruptcy act (and the nondismissal of such petition within forty-five (45) days after the filing thereof by any party other than Tenant);

(iii) adjudication of Tenant as a bankrupt or insolvent, either in the bankruptcy or equity sense;

(iv) an assignment by Tenant for the benefit of creditors;

(v) a petition or other proceeding by or against Tenant for, or the appointment of, a trustee, receiver, guardian, conservator or liquidator of Tenant with respect to the Demised Property or with respect to all or substantially all of Tenant’s property (and the nondismissal of such petition within forty-five (45) days after the filing thereof by any party other than Tenant); or

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(vi) a petition or other proceeding by or against Tenant for its dissolution or liquidation, or the taking of Tenant’s property by any governmental authority in connection with dissolution or liquidation (and the nondismissal of such petition within forty-five (45) days after the filing thereof by any party other than Tenant); or

(e) the entry of any order, judgment or decree by any court of competent jurisdiction granting any prayer or demand contained in any petition under Sections 14.01(d) (i), (ii), (v) or (vi); or

(f) the taking by any person of Tenant’s interest in this Lease upon execution, attachment or other process of law or equity; or

(g) any act which results in a lien being filed against the Demised Property and is not discharged as provided in Section 8.01; or

(h) the liquidation, termination, or dissolution of Tenant.

14.02 Remedies. Upon the occurrence of an Event of Default described in Sections 13.01(d) and (e), the Term of this Lease shall be automatically terminated and, and either with or without process of law, Landlord shall have the right to re-enter and to expel, remove and put out Tenant and all persons occupying the Demised Property under Tenant, using such force as may be necessary in so doing. Upon the occurrence of any other Event of Default hereunder, Landlord shall be entitled to the following remedies to the extent permitted Applicable Laws: (i) Landlord may declare the Term ended, and either with or without process of law, to re-enter and to expel, remove and put out Tenant and all persons occupying the Demised Property under Tenant or (ii) Landlord may, without terminating or canceling this Lease, declare all Base Rent to be paid pursuant to this Lease for the remainder of the Term to be immediately due and payable, in which event the balance thereof shall be paid by Tenant.

The foregoing provisions for the termination of this Lease for any default in any of Tenant’s covenants or obligations hereunder shall not operate to exclude or suspend any other remedy of Landlord for breach of any of said covenants or obligations or for the recovery of Rent, any advance of Landlord made thereon or any other payment required to be made by Tenant hereunder and, in the event of the termination of this Lease as aforesaid, Tenant agrees to indemnify and save harmless Landlord from any loss arising from such termination and reentry. No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered exclusive of any other remedy. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or shall be construed to be a waiver of any such default or acquiescence therein. No waiver of any breach of any of the covenants of this Lease shall be construed, taken or held to be a waiver of any other breach or waiver, acquiescence in or consent to any further or succeeding breach of the same covenant. Neither the rights herein granted to receive, collect, or sue for Rent or any monies or payments due hereunder, or to enforce the covenants and agreements of this Lease, or to prevent the breach or non-observance thereof, or the exercise of any such right or of any other right or remedy hereunder or otherwise granted or arising, shall in any way affect or impair or toll the right or

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power of Landlord to declare the Term ended, and to terminate this Lease as provided for herein because of any default in or breach of the covenants and agreements of this Lease.

14.03 Costs. Tenant shall pay to Landlord on demand all costs incurred by Landlord, including reasonable attorneys’ fees and costs (whether incurred in preparation for or at trial, on appeal, or in bankruptcy), incurred by Landlord in enforcing any of the obligations of Tenant under this Lease.

14.04 Removal of Property. Nothing contained in this Article XIV shall limit or restrict the right of Tenant under Article IV to remove its improvements from the Demised Property.

ARTICLE XV

ALTERATIONS

15.01 Alterations. Tenant may make alterations on or to the Demised Property provided, however, Landlord, at its option upon the expiration of the Term, or earlier termination of this Lease, may require Tenant to remove any additions and/or alterations in order to restore the Demised Property to the condition existing as of December 20, 2007, with all costs of removal, repair, restoration, or alterations to be borne by Tenant. All Tenant alterations will be accomplished in a good and workmanlike manner, at Tenant’s sole expense, lien-free, in conformity with all Applicable Laws, and by licensed contractor(s) carrying the insurance required by this Lease (with certificates of insurance delivered to Landlord upon written request during the course of the work; and if request is made for insurance certificates following the end of the work, then such insurance certificates will be delivered to the extent in Tenant’s possession). Tenant, at its sole cost, shall obtain such permits and approvals as may be necessary from any governmental bodies in connection with any and all such alterations on or to the Demised Property, which permits and approvals shall be assigned to Landlord upon the termination of this Lease.

ARTICLE XVI

SIGNS

16.01 Signs. Tenant, at its sole cost, may place signs on the Demised Property as may be reasonably necessary in the ordinary course of Tenant’s business, all in a manner consistent with Article XV hereof. With respect to any other signage, such signage shall be of a size and in such design as shall be approved by Landlord, which consent shall not be unreasonably withheld, which signage shall also be subject to Article XV hereof. Tenant, at its sole cost, shall obtain such permits and approvals as may be necessary from any governmental bodies to display any signage at the Demised Property, which permits and approvals shall be assigned to Landlord upon the termination of this Lease.

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ARTICLE XVII

SURRENDER

17.01 Surrender. Upon the termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon the termination of Tenant’s right to possession of the Demised Property, Tenant will at once surrender and deliver up to Landlord and vacate the Demised Property.

17.02 Tenant’s Property. Upon the termination of this Lease, Tenant may remove Tenant’s trade fixtures and all of Tenant’s personal property and equipment from the Demised Property; provided, however, that Tenant shall at its sole cost and expense take such commercially reasonably actions necessary to prevent any danger or risk with respect to the Demised Property which may result from such removals. Tenant shall repair, at Tenant’s expense, any damage to the Demised Property caused by Tenant’s removal of any of Tenant’s personal property, including but not limited to furniture, machinery, equipment and signage.

17.03 Holding Over. Any holding over by Tenant of the Demised Property upon the expiration of the Term or any Renewal Period shall operate and be construed, at the sole option and election of Landlord, to be a tenancy from month to month only at a monthly rental equal to the amount of Base Rent during the immediately prior year of the Term, divided by 12, and Landlord shall be entitled to all its rights under Applicable Law.

ARTICLE XVIII

COMPLIANCE WITH LAWS

18.01 Compliance with Laws. Tenant shall comply with all federal, state and local laws, common law, ordinances, building codes, and rules and regulations of governmental entities having jurisdiction over the Demised Property (collectively, “Applicable Laws”) relating to the use or occupancy of the Demised Property, and shall promptly comply with all governmental orders and directives for the correction, prevention, and abatement of any violation of Applicable Laws in, upon, or connected with the Demised Property, all at Tenant’s sole expense. Tenant warrants that all improvements or alterations of the Demised Property made by Tenant or Tenant’s employees, agents or contractors are and shall remain in compliance with all Applicable Laws. Tenant will procure at its own expense all permits and licenses required for the transaction of its business at and around the Demised Property. In addition, Tenant warrants that its use of the Demised Property will be in strict compliance with all Applicable Laws. Further, Tenant shall not use or occupy the Demised Property, or permit the Demised Property to be used or occupied, in any manner that would cause the value or usefulness of the Demised Property, or any part thereof, to diminish, or would constitute a public or private nuisance or waste.

18.02 Contest of Laws. Tenant shall have the right in its name or, wherever necessary, in Landlord’s name, to contest the validity or enforcement of any law, ordinance, order, regulation, or requirement affecting the Demised Property or the operation thereof and may defer compliance therewith provided that: (i) Tenant shall diligently prosecute such contest

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to binding settlement or final determination by the court department, governmental authority or body having jurisdiction in the matter; and (ii) Tenant shall save and hold Landlord harmless against violation by Tenant of any such law, order, ordinance, rule or regulation. Landlord, at Tenant’s sole cost and expense, shall reasonably cooperate with Tenant and execute any documents or pleadings necessary or required in connection with Tenant’s performance of its obligations under this Section, and Tenant agrees to save and hold Landlord harmless against any liability, claim, or expense in connection therewith.

18.03 Hazardous Materials. Throughout the Term, Tenant will prevent the presence, use, generation, release, discharge, storage, disposal, or transportation of any Hazardous Materials (as herein defined) on, under, in, above, to, or from the Demised Property or its agents, employees, or contractors except that Hazardous Materials may be used on or transported across the Demised Property as necessary in connection with the Permitted Use and for the customary maintenance or customary use of the Demised Property, provided that same are transported, used, stored, and disposed of in strict compliance with any Applicable Laws pertaining thereto, including all Applicable Laws relating to the protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous wastes or occupational health and safety, and common law pertaining to the foregoing (collectively, the ”Environmental Laws”). For purposes of this provision, the term “Hazardous Materials” will mean and refer to any unlawful levels of wastes, materials, or other substances of any kind or character that are or become regulated as hazardous or toxic waste or substances, or which require special handling or treatment, under any Environmental Laws.

Subject to Section 18.04, if Tenant’s activities at or around the Demised Property or Tenant’s use of the Demised Property (i) results in a release of Hazardous Materials by Tenant or its agents, employees, or contractors that is not in compliance with Environmental Laws or permits issued thereunder; (ii) gives rise to any claim or requires a response under Environmental Laws or permits issued thereunder; or (iii) causes the presence at the Demised Property of Hazardous Materials in levels that violate Environmental Laws or permits issued thereunder, then Tenant shall, at its sole cost and expense: (x) immediately provide verbal notice thereof to Landlord as well as notice to Landlord in the manner required by this Lease, which notice shall identify the Hazardous Materials involved and the emergency procedures taken or to be taken; and (y) promptly take all action in response to such situation required by Applicable Laws, provided that Tenant shall first obtain Landlord’s approval of the non-emergency remediation plan to be undertaken (which approval shall not be unreasonably withheld, conditioned, or delayed). If Tenant fails to take action as required by this Section, Landlord may (without any obligation to do so and without limiting any other right or remedy available hereunder), on 10 days’ prior notice (except that no notice shall be required in case of emergency), enter the Demised Property and perform such action on behalf of Tenant and, in such case, Tenant shall reimburse Landlord immediately upon demand for all costs and expenses incurred in taking such action, plus an administrative fee equal to 5% of such costs or expenses.

Tenant shall at all times indemnify and hold harmless Landlord against and from any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges and expenses (including reasonable attorneys’ fees) of any nature whatsoever suffered or incurred by Landlord to the extent they were caused by or through Tenant or its employees, officers, agents, licensees, invitees, assignees, successors, subtenants, contractors, or

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subcontractors, or others using the Demised Property with Tenant’s expressed or implied permission, including, but not limited to (i) any and all consent orders with governmental authorities, (ii) any release, threatened release, or disposal of any Hazardous Materials at or around the Demised Property and/or (ii) the violation of any Environmental Laws at or around the Demised Property by or through Tenant or its employees, officers, agents, licensees, invitees, assignees, subtenants, contractors, or subcontractors. The foregoing obligations of Tenant shall survive the expiration or earlier termination of this Lease.

18.04 Rights of the Parties. Landlord and Tenant acknowledge and agree that nothing in this Lease shall negate, abridge, or reduce rights or obligations of Tenant or Landlord that would otherwise exist in connection with environmental matters, all of which are expressly reserved.

ARTICLE XIX

PURCHASE OPTION

19.01 Purchase Option. Provided Tenant is not in default in payment of its rent obligation under this Lease, Landlord hereby grants to Tenant the option (the ”Purchase Option”) to purchase Parcel 1 and the improvements located thereon, at anytime. The Purchase Option shall be exercisable by Tenant by giving Landlord written notice of such exercise. Such notice of election shall not be effective unless Tenant simultaneously delivers to a title company (pursuant to escrow instructions reasonably satisfactory to both Tenant and Landlord), by wire-transfer of immediately available federal funds, a nonrefundable cash deposit (“Deposit”) equal to three percent (3%) of Tenant’s good faith estimate of the “Proposed Purchase Price” (as hereinafter defined). The “Proposed Purchase Price” means the price that a willing buyer, under no compulsion to buy, would be willing to pay and a willing seller, under no compulsion to sell, would be willing to accept, for the Demised Property, determined pursuant to the procedures set forth below.

(a) Within fifteen (15) days following the exercise by Tenant of the Purchase Option, Landlord and Tenant shall independently determine the Proposed Purchase Price and meet to exchange the values so determined and the basis therefor. In determining value, the Landlord and Tenant will consider (and will instruct each of the arbitrators referred to below to consider) all factors, including, but not limited to, prevailing market cap rates, remaining lease terms, tenant credit, below and above market rents, but the Landlord and Tenant (and such arbitrators) shall assume that no sales commission is owing. The Proposed Purchase Price shall then be determined in accordance with the following procedures:

(i) If the higher value submitted is not more than 105% of the lower value, then the average of such values shall be deemed to be the Proposed Purchase Price;

(ii) If the higher value submitted is more than 105% of the lower value, then Landlord and Tenant shall attempt in good faith to agree upon the Proposed Purchase Price for the following fifteen (15) days (“Initial Negotiation Period”);

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(iii) If agreement has not been reached during such 15-day period, then each Landlord and Tenant shall designate an arbitrator (who shall (x) be an MAI appraiser and (y) be an independent third party who does not have a direct or indirect financial interest in Landlord or Tenant, and is not directly or indirectly controlled by or under common control with any Landlord or Tenant or any affiliate of a Landlord or Tenant) and cause such arbitrator to submit a value within thirty (30) days after such 15-day period, which value shall not be less than the lesser of the two original proposed values and not greater than the greater of the two original proposed values; each arbitrator shall prepare a written evaluation of the Proposed Purchase Price (including supporting data and calculations and an explanation of the arbitrator’s methodology) within such thirty (30) day period and provide copies thereof to both Landlord and Tenant;

(iv) If the higher value submitted by the arbitrators is not more than 105% of the lower value submitted by the arbitrators, then the Proposed Purchase Price shall be deemed to be the average of the values proposed by the arbitrators;

(v) If the higher value submitted by the arbitrators is more than 105% of the lower value submitted by the arbitrators, then the arbitrators shall appoint a third arbitrator (who shall meet the same qualifications set forth above for the first two arbitrators), within ten days after such 30-day period. If they fail to do so, then the chief executive officers of the ultimate parent entities of Landlord and Tenant shall appoint a third arbitrator within ten (10) days. If they fail to do so, then either Landlord or Tenant may request the American Arbitration Association or any successor organization thereto to appoint a third appraiser. If a third arbitrator has not been appointed by the American Arbitration Association within thirty (30) days of Landlord’s or Tenant’s request for it to do so, then either Landlord or Tenant may apply to any court having jurisdiction for appointment of the third arbitrator;

(vi) The third arbitrator shall prepare a written evaluation of the Proposed Purchase Price (including supporting data and calculations and an explanation of the arbitrator’s methodology) within 30 days after the third arbitrator is appointed. If the highest and the lowest appraised values each differ from the middle appraised value by the same amount, then the Proposed Purchase Price shall be deemed to be the average of the three appraised values; and otherwise, the Proposed Purchase Price shall be deemed to be the average of the middle appraised value and the appraised value closer in amount to the middle appraised value;

(vii) Each Landlord and Tenant shall be responsible for the fees and expenses of the arbitrator designated by it and one half of the fees and expenses of the third arbitrator, if one is required; and

(viii) The determination of the Proposed Purchase Price under this Section shall be conclusive and binding upon the Landlord and Tenant for purposes of this Section.

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(b) If the Proposed Purchase Price is determined by arbitration as provided herein, Tenant may terminate such sale by delivery to Landlord, within five business days after the Proposed Purchase Price is determined, of a written notice of such termination and an amount equal to 1.5% of the Proposed Purchase Price. Upon timely delivery of the same, the deposit shall be returned to Tenant and Landlord and Tenant shall have no further obligation with respect to such sale. In addition, Tenant may terminate such sale by delivery of written notice of such termination to Landlord at any time during the Initial Negotiation Period, in which event the deposit shall be returned to Tenant and Landlord and Tenant shall have no further obligation with respect to such sale.

(c) Within 10 days after the Proposed Purchase Price is determined, the parties shall adjust the Deposit accordingly.

19.02 Closing. Upon payment of the Proposed Purchase Price (with the deposit being applied against the Proposed Purchase Price, Landlord shall deliver or cause to be delivered to Tenant a Special Warranty Deed, in proper form for recording which shall be duly executed and acknowledged conveying good marketable and insurable title to the Demised Property subject to conditions, restrictions, limitations, and easements of record; applicable zoning ordinances; and taxes for the year of closing and subsequent years, a bill of sale to Tenant of Landlord’s interest in the Demised Property and any and all improvements constructed therein (except for Landlord’s affiliates interest in the rent from any leases with respect to the Demised Property) , warranting Landlord’s title in such items and that such items are free of all liens and encumbrances by, through, or under Landlord, a no-lien affidavit in the form customarily used in real estate sales in Miami-Dade County. The “Closing Date” shall be no more than thirty (30) days after Tenant’s exercise of the Purchase Option and the determination of the Proposed Purchase Price. Tenant shall bear any and all costs and expenses regarding the transfer of the Demised Property to Tenant pursuant to the Purchase Option, including, but not limited to, all documentary stamp tax, surtax, or any other or substitute transfer costs, recording costs and all premiums for any title insurance policy regarding such transfer.

19.03 Void on Transfer. Except for any permissible transfer of Tenant’s interest in this Lease, upon any transfer of Tenant’s interest in this Lease by Tenant prior to the Closing Date, the Purchase Option shall be deemed void ab initio, unless Landlord and Landlord’s mortgagees expressly consent to the transfer.

19.04 Real Estate Brokerage Commission. Landlord and Tenant agree and acknowledge that no real estate brokerage commissions are payable as a result of the Tenant’s exercise of the Purchase Option. Landlord and Tenant agree to indemnify and hold harmless the other from and against any claim, cost, charge, and/or demand for a brokerage commission and/or fee relating to and/or stemming from Tenant’s exercise of Tenant’s Purchase Option by any person or entity for a commission who claims to have dealt by, through, or under the indemnifying party. This indemnity and hold harmless includes any costs, fees, damages, and/or disbursements which the indemnified party may incur, including, but not limited to, reasonable attorneys’ fees.

19.05 Cancellation of Existing Lease. Upon the closing of the sales transaction herein on the Closing Date, then and in that event this Lease of the Demised Property shall

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become null and void and of no further force and effect except as expressly set forth in this Lease. Rent under the Lease, whether or not pre-paid, shall be prorated and adjusted at closing through midnight of the day preceding the Closing Date. If the transaction does not close, for any reason, then this Lease shall remain in full force and effect as if Tenant never exercised the Purchase Option.

19.06 Title to Demised Property. Within twenty (20) days of Tenant exercising its Purchase Option, Landlord will, at Tenant’s expense, deliver to Tenant a commitment by Lawyers Title Insurance Company (or another title company reasonably acceptable to Tenant) agreeing to issue to Tenant upon recording of the Special Warranty Deed to Tenant, an owner’s policy of title insurance in the amount of the Purchase Price insuring Tenant’s title to the property. Tenant shall have five (5) days from the date of receiving the title insurance commitment to examine same. If title is found defective, Tenant shall within five (5) days after receiving the title commitment, notify Landlord, in writing, specifying the defects. If said defects render title unmarketable and/or uninsurable, Landlord shall have one hundred twenty (120) days from receipt of notice within which to remove said defects (not to include the bringing of lawsuits) and if Landlord is unsuccessful in removing them within said time, Tenant shall have the option of either accepting the title as it then is with no reduction in the Purchase Price or cancelling its exercise of the Purchase Option, and thereupon Tenant and Landlord shall be released as to one another of all further obligations under the Purchase Option, but this Lease shall remain in full force and effect. Landlord agrees that Landlord will, if title is found to be unmarketable and/or uninsurable, use diligent efforts to correct the defects in title within the time provided (not to include the filing of lawsuits). However, Landlord shall remove any lien or other encumbrance caused by Landlord or its agents against the Demised Property that is capable of being removed by payment or bonding. The costs for the title commitment and the premium for the title insurance policy shall be paid by Tenant at closing.

19.07 Right of First Offer. If Tenant exercises the Purchase Option, then as of the Closing Date, Tenant hereby grants to Landlord a right of first offer to purchase the Demised Property, exercisable by Landlord as follows: Tenant shall notify Landlord, at Landlord’s address set forth in this Lease, that Tenant intends to place the Demised Property on the market for sale. (Such intent shall be evidenced by such actions as listing the Demised Property with a real estate broker or entering into negotiations with a third party for the sale of the Demised Property.) By written notice delivered to Tenant within thirty (30) days after receipt of notice of such intent, Landlord may elect to pursue negotiations for the purchase of the Demised Property. If Landlord so elects, then Landlord and Tenant shall, within ten (10) days after Landlord’s notice to Tenant, enter into good faith negotiations for the purchase of the Demised Property by Landlord. If, despite such good faith negotiations, the parties are unable to execute an agreement for the sale and purchase of the Demised Property within thirty (30) days after the date that such negotiations commence, then Tenant shall have the right to sell the Demised Property to any person, persons, partnership and/or any other legal entity under any terms and/or at any price and Landlord shall execute, within ten (10) days thereafter, an instrument in recordable form in order to evidence that Landlord and Tenant were unable to reach an agreement and that the Landlord has no further right to make a first offer and/or other similar right or interest. The foregoing right of first offer shall survive the closing and the termination of this Lease pursuant to such closing. However, this right of first offer shall not be applicable to a transfer of the Demised Property by Tenant to a bona fide subsidiary or affiliated entity of Tenant, or as part of a merger

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with another company, or any sale of the Demised Property as part of a sale of Tenant’s business as a going concern.

ARTICLE XX

MISCELLANEOUS

20.01 Assignment. Except as otherwise permitted in this Article XX, this Lease shall not be assigned or otherwise transferred or encumbered by Tenant unless Landlord shall have consented thereto in writing, which consent may be withheld in the sole discretion of Landlord. Any assignment by Tenant in connection with a sale of all or substantially all of the assets or equity interests of Tenant, resulting from any merger or consolidation involving Tenant or otherwise by operation of law shall not require the consent of Landlord. If Tenant’s interest in and to this Lease is assigned with Landlord’s consent, Tenant’s liability for the performance of the covenants and agreements contained herein to be performed by Tenant shall cease and terminate simultaneously with such an assignment, provided that the successor tenant, in each instance, duly assumes in writing all of the covenants and agreements to be kept and performed by Tenant (in form and content acceptable to Landlord) and an executed copy of such assumption is delivered to Landlord and provided further that, at the time of such an assignment of Tenant’s interest, Tenant is not in default of the terms and conditions of this Lease beyond any applicable cure or grace period.

20.02 Estoppel Certificates. Each party hereby covenants and agrees with the other that it shall, within fifteen (15) days after written notice shall have been given by the other requiring a statement of the status of this Lease, give such statement in writing indicating whether this Lease is in good standing, and if it is not, the particulars in which it is not, and failure within said period of fifteen (15) days to give such written reply shall constitute a representation that this Lease is in good standing, upon which representation any person, after the expiration of said fifteen (15) days, may rely as being true and correct.

20.03 Waiver. None of the covenants and agreements of this Lease to be kept and performed by either party shall in any manner be altered, waived, modified, changed or abandoned except by a written instrument, duly signed, acknowledged and delivered by the other party, and no act or acts, omission or omissions or series of acts or omissions, or waiver, acquiescence or forgiveness of Landlord as to any default in or failure of performance, either in whole or in part, by Tenant, or any of the covenants and agreements of this Lease, shall be deemed or construed to be a waiver by Landlord of the right at all times thereafter to insist upon the prompt, full and complete performance by Tenant of each and all of the covenants and agreements hereof thereafter to be performed in the same manner and to the same extent as the same are herein covenanted to be performed by Tenant.

20.04 Notices. All notices to or demands upon Landlord or Tenant desired or required to be given under any of the provisions hereof shall be in writing. Any notices or demands from Tenant to Landlord shall be deemed to have been duly and sufficiently given if a copy thereof has been personally delivered, mailed by United States registered or certified mail in an envelope properly stamped, sent by nationally recognized overnight courier or sent by facsimile and addressed to Landlord at the address set forth on the first page of this Lease,

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Attention: General Counsel, or to such other address as Landlord may theretofore have furnished by written notice to Tenant from time to time, and any notices or demands from Landlord to Tenant shall be deemed to have been duly and sufficiently given by any of the methods set forth above and addressed to Tenant at the address set forth on the first page of this Lease, Attention: General Counsel or at such other address as Tenant may theretofore have furnished by written notice to Landlord from time to time.

20.05 Access. Landlord may enter the Demised Property at any time, upon reasonable notice to Tenant, for the purpose of inspecting same and confirming compliance with the terms and conditions of this Lease.

20.06 No Recordation. This Lease shall not be recorded; provided, however, Landlord and Tenant shall, promptly upon the request of other party, enter into a short form memorandum of this Lease, in form mutually acceptable to the parties and suitable for recording in the applicable recorder’s office(s).

20.07 Time is of the Essence. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

20.08 No Brokers. The parties warrant and represent that there are no real estate brokers involved and that there are no commissions due to anyone arising out of this transaction.

20.09 Third Party. Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent, of partnership or of joint venture between or among the parties hereto, it being understood and agreed that no provision contained in this Lease, nor any acts of the parties hereto, shall be deemed to create any relationship other than the relationship of Landlord and Tenant.

20.10 Captions. The captions of this Lease are for convenience only and are not to be construed as part of this Lease or as defining or limiting in any way the scope or intent of the provisions hereof.

20.11 Invalidity. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

20.12 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of Florida.

20.13 Successors and Assigns. All of the covenants and agreements contained in this Lease shall extend, inure to and be binding upon the successors and permitted assigns of the respective parties hereto, the same as if they were in every case specifically named, and wherever in this Lease reference is made to either of the parties hereto, it shall be held to include and apply to, wherever applicable, the successors and permitted assigns of such party. Nothing herein contained shall be construed to grant or confer upon any person or persons, firm, corporation or governmental authority other than the parties hereto, their successors and

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permitted assigns, any right, claim or privilege by virtue of any covenant and agreement in this Lease contained.

20.14 Interpretation. As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Demised Property at the time in question. Each such owner is obligated to perform the obligations of Landlord under this Lease only during the time that such owner owns such interest or title. Any owner who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer, provided that the transferee expressly assumes, in writing, all obligations of Landlord arising from and after the date of transfer. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Demised Property, with Tenant’s expressed or implied permission. This Lease will not be construed more or less favorably with respect to either party as a consequence of the Lease or various provisions hereof having been drafted by one of the parties hereto.

20.15 Entire Agreement. This Lease is the only agreement between the parties pertaining to the lease of the Demised Property and no other agreements for the lease thereof, either oral or otherwise (including, without limitation, all prior agreements, proposals, letters of intent and understandings), are effective and all are merged into the terms and provisions of this Lease, unless otherwise expressly set forth herein.

20.16 Counterparts. This Lease may be executed in multiple counterparts, each counterpart of which shall be deemed an original and all of which together shall constitute one and the same instrument. If requested, the parties agree to follow-up counterpart execution with signature pages signed by both parties.

20.17 Force Majeure. The performance by either party to this Lease of its obligations (except the payment of Rent or other sums of money) shall be excused by delays attributable to events beyond that party’s reasonable control for a period of time that is sufficient for the party to perform its obligations after the cessation of the Force Majeure event acting in a diligent, commercially reasonable manner. Events beyond a party’s control include, but are not limited to, acts of the other party, acts of nature, war, terrorism, government regulation or restriction in the nature of a moratorium, act of the public enemy, industry-wide inability to secure materials through ordinary sources by reason of unforeseeable shortages or governmental order, earthquake, tropical storm, hurricane, tornado, civil commotion, labor disputes, strikes, fire, flood or other casualty, failure of power, shortages of labor or material, government regulation or restriction (including extraordinary delay in the issuance of any permit), and inclement weather conditions (such events shall individually and collectively be referred to herein as “Force Majeure”). Events beyond a party’s control shall not include changes in economic or market conditions, or financial or internal problems of the non-performing party, or ordinary weather conditions.

20.18 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who

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are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

20.19 Relationship. Landlord and Tenant disclaim any intention to create a joint venture, partnership or agency relationship.

20.20 Landlord Assignment. Landlord will have the right to sell, transfer or assign, in whole or in part, its rights and obligations under this Lease and in the Demised Property. Any such sale, transfer or assignment will operate to release Landlord from any and all liability under this Lease arising after the date of such sale, assignment or transfer so long as the transferee expressly assumes, in writing, all obligations of Landlord arising from and after the date of transfer. Nothing contained herein shall restrict Landlord from entering into a ground lease with another party subject to the terms and condition of this Lease.

20.21 Riders, Addenda and Exhibits. All Riders, Addenda and Exhibits attached hereto and referenced herein shall be deemed to be a part hereof and are hereby incorporated.

20.22 Replacement Of Original Lease. The parties desire to and do hereby enter into this Lease to amend and restate the Original Lease, which, effective as of the date hereof, is superseded in its entirety by this Lease.

20.23 Waiver of Trial by Jury. LANDLORD AND TENANT EACH HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.

IN WITNESS WHEREOF, the undersigned have caused this Lease to be executed by their duly authorized representatives as of the date first above written.

LANDLORD:

FDG HIALEAH LLC, a Delaware limited liability company

By:	/s/ Kolleen Cobb
Kolleen Cobb, Vice President

[Signatures continue on next page]

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TENANT:

FLORIDA EAST COAST RAILWAY, L.L.C., a Florida limited liability company

By:	/s/ Kenneth G. Charron
Name: Kenneth G. Charron Its: VP, General Counsel and Secretary

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EXHIBIT A

LEGAL DESCRIPTION OF DEMISED PROPERTY

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EXHIBIT B

LEGAL DESCRIPTION OF HIALEAH RAIL YARD

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